Exhibit 10(t)
Contract of Employment

Name of employer:	Clean Diesel International LLC
Employer's address:	4, Whyteleafe Business Village, Whyteleafe Hill, Whyteleafe
Surrey, CR3 0AT. Tel: 01883 629090

Name of employee:	Dan Skelton
Job title:	Vice President, Europe
Reporting to:	Managing Director

1. Commencement of employment and continuous employment
Your employment and period of continuous employment with Clean Diesel International LLC (“we” / the “Company”) began on 1st April 2005.
2. Job description
Vice President, Europe.
Management of European operations for Clean Diesel Technologies.
You may be required to undertake other duties from time to time as we may reasonably require.
You warrant that you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.
You shall not work for anyone else while you are employed by the Company without obtaining the Company’s prior written consent.
3. Job location(s)
Your normal place of work is 4 Whyteleafe Business Village, Whyteleafe Hill, Whyteleafe, Surrey, CR3 0AT or such other place as we may reasonably determine.
4. Working overseas
You may be expected to occasionally work overseas but not normally for more than one week at a time.
5. Pay
Your rate of pay is £100,000.00 gross per year.
This will be paid monthly, half in arrears and half in advance, on the 15th of each month.
We shall be entitled to deduct from your salary or other payments due to you any money which you may owe to the Company at any time.
6. Hours of work and rules
You are employed to work Full Time, normal working hours will be 37.5 hours per week, Monday to Friday, with an additional 1 hour each day for lunch.
You will normally work between the hours of 09:00 and 17:30.
You may occasionally be required to work late or weekends without extra remuneration unless otherwise agreed with the Company.
You are required at all times to comply with our rules, policies and procedures in force from time to time, including those rules, policies and procedures set out in any applicable handbook.
7. Holidays
You are entitled to 25 days paid holiday per year, excluding public holidays.
Your holiday year begins on 1st January.
Unused holiday entitlement may be carried forward to the next holiday year. The amount of holiday that can be carried forward is limited to 10 days and must be taken by March in the next holiday year.
On termination of your employment (but in no other circumstances) you shall be entitled to be paid in lieu of any accrued but untaken holiday.
If you have taken more holiday than your accrued entitlement at the date of termination of your employment, we shall be entitled to deduct the appropriate amount from any payments due to you.
We may require you to take any outstanding holiday entitlement during your notice period.

8. Sickness absence
If you cannot work because of illness, you must inform your Line Manager as early as possible on the first day and each subsequent day when you are unable to work.
Self-certification is allowed for a maximum of 3 days after which a Doctor's Certificate must be provided.
You are entitled to contractual sick pay at your normal rate of pay (inclusive of statutory sick pay) for a maximum of 14 days for any one period of incapacity. You will be entitled to a maximum of 30 days sick pay (inclusive of statutory sick pay) in any one year. This is subject to the requirements to notify the employer and provide evidence of incapacity.
Thereafter, you may be entitled to statutory sick pay.
You agree to consent to a medical examination (at our expense) by a doctor nominated by the Company should the Company so require. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.
9. Pension scheme
Effective as of 1st January 2009, there is a Company pension scheme, offered after 6 months of service, administered by Scottish Equitable (Aegon).  Any entitlement under this pension scheme will be subject to the rules of that scheme as amended from time to time.
Under the pension scheme, the Company will contribute an amount equal to 3% of employee’s basic salary per annum. An employee can make voluntary/additional contributions which the Company will match up to a further 2%.
After 5 years employment with the Company, the Company will increase its contribution to an amount equal to 5% of employee’s basic salary.
There is a contracting-out certificate in force for this employment, in England under the Pension Schemes Act 1993.
10. Collective agreements with trade unions
There are no collective agreements with trade unions or other employee groups affecting this employment.
11. Ending the employment
After successful completion of your probationary period, and subject to the rest of this clause, if you want to terminate this employment, you must give to the Company not less than 90 days’ notice in writing and we must give you not less than 90 days’ notice in writing if we want to terminate this employment or such longer notice as may be required by law.
We shall be entitled to dismiss you at any time without notice if you commit a serious breach of your obligations as an employee, or if you cease to be entitled to work in the United Kingdom.
12. Disciplinary procedure
Disciplinary procedures are explained in the CDTi Employee Handbook. If you are unhappy with a disciplinary decision or a decision to dismiss you, you must contact the Managing Director .
13. Grievance procedure
It is Company policy to ensure that any employee with a grievance has access to a procedure, which can lead to a speedy resolution of the grievance in a fair manner.
Most routine complaints and grievances are best resolved informally in discussion with your immediate line manager.
Where the grievance cannot be resolved informally it will be dealt with under the following procedure that complies with the statutory standard three-step grievance procedure.
The Standard Grievance Procedure (“SGP”)
Step 1: Employee gives written statement of grievance
You must put your grievance in a written statement of grievance and send a copy to the Managing Director. Where the grievance is against the line manager the matter should be raised with a more senior manager if there is one.
Step 2: Meeting is held and employer informs employee of the outcome
The employer will invite you to attend a meeting to discuss the grievance. The meeting will only take place once you have informed the employer of the basis for the grievance you have set out in your written statement, and the employer has had a reasonable opportunity to consider what response to make. You must take all reasonable steps to attend the meeting.
After the meeting the employer must inform you of the decision taken in response to the grievance and notify you of your right to appeal if you are not satisfied with the employer's decision. You must appeal to complete the statutory procedure.

Step 3: Appeal if necessary
If you wish to appeal you must inform the employer. The employer will then invite you to attend another meeting. You must take all reasonable steps to attend. If reasonably practicable, a more senior manager who has not been involved in the grievance procedure so far will deal with the appeal. After the meeting the employer must inform you of the decision taken.
The Modified Grievance Procedure
The Modified Grievance Procedure will apply in relation to your grievance only if:
☐	The SGP would otherwise be applicable

☐	you no longer work for the employer

☐	you have agreed with your employer in writing that it will apply

☐	that agreement was made after the employer became aware of the grievance

☐	you raised it before you left, but the standard procedure wasn't completed, or you didn't raise it until after you left

There are two steps within the Modified Grievance Procedure:
Step 1: Employee gives written statement of grievance
You must put your grievance in a written statement and send a copy to the employer.
Step 2: Employer gives written response
The employer must write back to you giving his response to the points you have raised.

Principles Applicable to the Standard and Modified Grievance Procedure
1.	Each step in the grievance procedure should be carried out without unreasonable delay. The times and locations of meetings should be reasonable.
2.	Meetings must be conducted in a way that allows both parties to explain their case.
3.	Records should be kept detailing the nature of the grievance raised, the employer's response, any action taken and the reasons for it. These records should be kept confidential.
4.	You have the right to be accompanied to the hearing by a Trade Union representative or a fellow employee.
5.
There are some cases in which the statutory procedure does not have to be followed or does not have to be followed in full, for example where your grievance is about the fact the employer intends to dismiss you. In these cases, the employer will not necessarily follow the statutory procedures set out above.If you want to seek resolution of a grievance you must contact the Managing Director .

14. Changes to your terms of employment
We reserve the right to make reasonable changes to any of your terms of employment. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

15. Confidential information
You shall not use or disclose to any person either during or at any time after your employment with the Company any confidential information about the business or affairs of the Company or any of its business contacts, or about any other matters which may come to your knowledge in the course of your employment. For the purposes of this clause, confidential information means any information or matter which is not in the public domain and which relates to the affairs of the Company or any of its business contacts.
The restriction in this clause does not apply to:
(a) prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; or
(b) use or disclosure that has been authorised by the Company, is required by law or by your employment.

16. Company property
All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.
Any Company property in your possession and any original or copy documents obtained by you in the course of your employment shall be returned to me at any time on request and in any event prior to the termination of your employment with the Company.
As an employee of the Company, all inventions, patents, trademarks, copyrights and other intellectual property which are developed in the course of your employment by the Company shall be the property of the Company which you shall 1) disclose on request to the Company and 2) cooperate in the application, filing and registration in any jurisdiction by the Company, at its expense, of any patent, trademark or copyright.

17. I acknowledge receipt of my Contract of Employment and agree to its terms.

Signed	/s/ Dan Skelton	Date.	16/1/09
Dan Skelton

Signed	/s/ Tim Rogers	Date.	14/1/09
Tim Rogers
Managing Director